                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Aztar Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11


     (1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------


     (5) Total fee paid:

------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.
------------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

------------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------


     (3) Filing Party:

------------------------------------------------------------------------------


     (4) Date Filed:

------------------------------------------------------------------------------


                              [End of Cover Page]
------------------------------------------------------------------------------

                                [LOGO OF AZTAR]
                      2390 East Camelback Road, Suite 400
                            Phoenix, Arizona 85016

                                March 30, 1998

Dear Fellow Shareholder:

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Aztar Corporation to be held on Tuesday, May 12, 1998 at The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona, at 11:00 a.m. local time.

  The principal business of the Annual Meeting will be the election of four directors to serve individual terms. As more fully described in the accompanying Proxy Statement, the Board of Directors recommends that you vote FOR the election of the Board's nominees. Each of these nominees is currently a director of Aztar and has provided dedicated service to the Company.

  Your vote is most important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. This will not prevent you from voting in person at the Annual Meeting or at any adjournment or postponement thereof, but will assure that your vote is counted if you are unable to attend.

  As in past years, members of the Company's management will review the performance and prospects of the Company at the Annual Meeting and will be available to answer your questions. Your Board of Directors and Management look forward to greeting personally all of you who are able to attend.

  On behalf of your Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          /s/ Paul E. Rubeli

                                          Paul E. Rubeli
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                           [LOGO AZTAR CORPORATION]

                      2390 East Camelback Road, Suite 400
                            Phoenix, Arizona 85016

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 1998

To the Shareholders of Aztar Corporation:

  Notice is hereby given that the 1998 Annual Meeting of Shareholders (the "Meeting") of Aztar Corporation ("Aztar") will be held at The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona, at 11:00 a.m. on Tuesday, May 12, 1998, for the following purposes:

  1. To elect four Directors to serve until the 2001 Annual Meeting of Shareholders or until their retirement date or until their successors are elected and qualified;

  2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

  Pursuant to Aztar's By-Laws, the Board of Directors has fixed Tuesday, March 24, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof. Only holders of Aztar's common stock at the close of business on that date are entitled to notice of, and to vote at, the Meeting and at any adjournments or postponements thereof.

  Aztar's Board of Directors and Management cordially invite you to attend the Meeting. In addition, you are requested to sign and date the enclosed proxy card, which is solicited by the Board of Directors, and to mail it promptly in the enclosed postage-paid envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          By Order of the Board of Directors

                                          /s/ Nelson W. Armstrong, Jr.

                                          Nelson W. Armstrong, Jr.
                                          Secretary

Approximate date of mailing to shareholders:
March 30, 1998


                               I M P O R T A N T

 IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                PROXY STATEMENT
                                      OF
                               AZTAR CORPORATION

                      2390 EAST CAMELBACK ROAD, SUITE 400
                            PHOENIX, ARIZONA 85016

                        ANNUAL MEETING OF SHAREHOLDERS

                                 May 12, 1998

                                    GENERAL

  This Proxy Statement and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors of Aztar Corporation ("Aztar" or the "Company"), to be used at the 1998 Annual Meeting of Shareholders of Aztar and at any adjournments or postponements thereof (the "Meeting"). The Meeting will be held at The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona, on Tuesday, May 12, 1998, at 11:00 a.m. This Proxy Statement, together with the accompanying Notice of Annual Meeting and Proxy Card, are being first mailed to shareholders on or about March 30, 1998.

                      VOTING AND REVOCABILITY OF PROXIES

  March 24, 1998, has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. Only holders of shares of Aztar's common stock, par value $.01 per share ("Common Stock"), at the close of business on that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. As of March 24, 1998, there were 45,205,490 shares of Common Stock outstanding. Holders of Common Stock as of the close of business on the Record Date are entitled to one vote per share, subject to the provisions of the Company's Certificate of Incorporation.

  Proxies solicited by the Board of Directors of the Company which are properly executed and returned to the Company will be voted at the Meeting, and at any adjournments or postponements thereof, in accordance with the directions given thereon. Executed proxies on which no directions are indicated will be voted FOR Proposal 1 (the election of the Company's nominees as directors). If any other matters are properly brought before the Meeting, the proxies solicited by the Board of Directors will be voted on such matters as determined in accordance with the judgment of the persons named thereon. Other than the election of four directors to the Board of Directors, the Board of Directors is not currently aware of any other matters to be brought before the Meeting.

  The presence in person or by proxy of the holders of record of a majority of the shares of Common Stock issued and outstanding is necessary to constitute a quorum at the Meeting. If a quorum is not present or represented at the Meeting, the shareholders entitled to vote, present or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the Meeting, until a quorum is present or represented. Assuming a quorum is present, directors will be elected by a plurality of the votes cast at the Meeting. Under applicable Delaware law, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote on the election of directors.

  A vote FOR the Board of Directors' nominees on the accompanying Proxy Card will give the proxies named therein discretionary authority to vote with respect to the election of any person recommended by the Board of Directors as a director where the nominee is unable or unavailable to serve (an event not now anticipated).

  Execution of a Proxy Card will not affect your right to attend the Meeting and to vote in person. A shareholder executing a proxy may revoke such proxy at any time before it is voted by (i) filing a written notice of revocation with the Secretary of the Company at the address provided above, (ii) filing a duly executed proxy bearing a later date or (iii) attending and voting in person at the Meeting. Attendance at the Meeting without voting thereat will not revoke a proxy previously executed and duly submitted by you.

  Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or in person at the Meeting. Shareholders are requested to vote by completing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope.

                     ELECTION OF DIRECTORS OF THE COMPANY

NOMINEES FOR ELECTION AS DIRECTORS

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors consists of not less than five nor more than thirteen Directors and is divided among three classes of members holding three-year staggered terms, with each class as nearly equal in number as possible. A class of four directors will be elected at the Meeting to serve until the 2001 Annual Meeting of Shareholders or until their retirement or until their respective successors have been elected and qualified. The Company's Board of Directors has nominated the following four individuals to serve as directors: Edward M. Carson, John R. Norton, III, Robert S. Rosow and Richard Snell, all of whom are currently members of the Board. Each of the Board of Directors nominees has consented to being named in this Proxy Statement and to serve as a director if elected. The Board of Directors has adopted an amendment to the Company's By-Laws in which those directors who were not age seventy at the time the amendment was adopted would retire from the Board of Directors at the next Annual Meeting of Shareholders held after they reach seventy years of age. Therefore, referring to this year's Nominees, Mr. Norton will retire from the Board of Directors at the 1999 Annual Meeting of Shareholders, Mr. Carson at the 2000 Annual Meeting of Shareholders, and Mr. Snell at the 2001 Annual Meeting of Shareholders. However, if for any reason any Board nominee should become unable or unavailable to serve as a director, the persons named in the enclosed proxy may vote with discretionary authority for a substitute. The enclosed proxy cannot be voted for a greater number of persons than four. The Board of Directors intends to vote all of the shares for which it is given proxies, to the extent permitted thereunder, FOR the election of the Board's nominees.

  The table below includes certain information as of March 2, 1998, regarding the four nominees of the Board of Directors and also regarding the other six Directors whose terms of office will continue after the Meeting.

                          PRINCIPAL OCCUPATIONS (1993-PRESENT)
 NAME, AGE, AND                           AND                    YEAR FIRST
   YEAR PRESENT               CERTAIN OTHER DIRECTORSHIPS        BECAME A
  TERM EXPIRES                       PRESENTLY HELD              DIRECTOR(/1/)
 --------------           ------------------------------------   -------------
 NOMINEES
 Edward M. Carson, 68    Retired (formerly Chairman of First         1975
  (1998)                  Interstate Bancorp from 1990 to
                          1995); President of First Interstate
                          Bancorp from 1985 to 1990; Director
                          of Castle & Cooke, Inc. (real estate
                          and resorts), Schuff Steel Company,
                          Terra Industries, Inc. (agribusiness
                          products), and Wells Fargo Bank.

 John R. Norton, III, 68 Chairman and Chief Executive Officer        1978(/2/)
  (1998)                  of J.R. Norton Company (diversified
                          agriculture production); Director of
                          Pinnacle West Capital Corporation
                          (holding company), Arizona Public
                          Service Company (electric utility),
                          Apollo Group, Inc. (higher education
                          programs), and Terra Industries,
                          Inc. (agribusiness products).

 Robert S. Rosow, 78     Independent Certified Public                1969
  (1998)                  Accountant since 1953.

                           PRINCIPAL OCCUPATIONS (1993-PRESENT)
 NAME, AGE, AND                             AND                   YEAR FIRST
   YEAR PRESENT                 CERTAIN OTHER DIRECTORSHIPS       BECAME A
  TERM EXPIRES                        PRESENTLY HELD              DIRECTOR(/1/)
 --------------            ------------------------------------   -------------
 Richard Snell, 67         Chairman and Chief Executive Officer       1981
  (1998)                    of Pinnacle West Capital
                            Corporation (holding company) and
                            Chairman of Arizona Public Service
                            Company (electric utility);
                            Director of Pinnacle West, Arizona
                            Public Service, Banc One Arizona
                            Corporation (bank holding company),
                            and Central Newspapers, Inc.;
                            previously Chairman of the Company
                            from December 1989 to February
                            1992.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD'S NOMINEES FOR ELECTION
AS DIRECTORS.

OTHER DIRECTORS
 John B. Bohle, 54         Senior Vice President and Partner of       1992
  (1999)                    Ray & Berndtson since 1981
                            (executive recruiting services).

 Linda C. Faiss, 55        Senior Vice President of Dunn Reber        1997
  (1999)                    Glenn Marz since 1989
                            (advertising/public relations
                            agency).

 Robert M. Haddock, 53     Executive Vice President and Chief         1989
  (2000)                    Financial Officer of the Company
                            (with Ramada (as defined below)
                            from 1980 to May 1985; rejoined
                            Ramada in November 1985, and served
                            as Executive Vice President and
                            Chief Financial Officer of Ramada
                            from March 1987 to completion of
                            the Restructuring (as such term is
                            defined below)).

 Paul E. Rubeli, 54        Chairman, President and Chief              1985
  (1999)                    Executive Officer of the Company;
                            previously President and Chief
                            Executive Officer of the Company
                            (formerly Executive Vice President,
                            Gaming, of Ramada, 1982 to December
                            1989, and President and Chief
                            Operating Officer of the Company to
                            February 1990).

 Vesta Valentine Temen, 65 Retired (formerly Vice President of        1994
  (1999)                    Administration at the Tropicana
                            Casino and Resort--Atlantic City
                            from 1982 to 1994).

 Terence W. Thomas, 67     Chairman of the Board of Arizona           1978
  (2000)                    Wholesale Supply Company and of
                            National Brands, Inc. (wholesale
                            distributors of consumer products)
                            since 1984.

--------
(1) Aztar Corporation was incorporated in Delaware in June 1989 to operate the gaming business of Ramada Inc. ("Ramada") after the restructuring of Ramada (the "Restructuring"), which was completed on December 20, 1989. All members of the Board of Directors of Ramada as composed at the conclusion of the Restructuring, with one exception, became members of the Aztar Board of Directors at the incorporation of the Company. The terms of Directors set forth above include, with four exceptions, periods of service as Directors of Ramada.
(2) Mr. Norton previously served as a Director of Ramada between October 1978 and May 1985, when he resigned to become U.S. Deputy Secretary of Agriculture. He rejoined the board in 1986.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                      HOLDERS AND DIRECTORS AND OFFICERS

5% BENEFICIAL OWNERS

  Persons and groups owning in excess of 5 percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to applicable federal securities law. Based upon such reports, the table below sets forth certain information regarding beneficial owners of more than 5 percent of the Common Stock as of March 2, 1998. The Company knows of no other beneficial owner of more than 5 percent of its outstanding Common Stock.

                                               SHARES OF COMMON STOCK PERCENT OF
   NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED     CLASS
   ------------------------                    ---------------------- ----------
   Franklin Resources, Inc....................       3,924,800            8.7%
    777 Mariners Island Boulevard
    San Mateo, CA 94404
   Gabelli Funds, Inc.........................       5,661,300           12.5%
    One Corporate Center
    Rye, NY 10580

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth certain information regarding Directors' and executive officers' beneficial ownership of Common Stock as of March 2, 1998.

                                              SHARES OF COMMON STOCK PERCENT OF
   DIRECTORS                                   BENEFICIALLY OWNED*     CLASS
   ---------                                  ---------------------- ----------
   John B. Bohle............................           13,000            **
   Edward M. Carson.........................           14,400            **
   Linda C. Faiss...........................            8,000            **
   Robert M. Haddock........................          673,277           1.5%
   John R. Norton, III......................           27,000            **
   Robert S. Rosow..........................           34,596            **
   Paul E. Rubeli...........................          928,688           2.1%
   Richard Snell............................           54,000            **
   Vesta Valentine Temen....................           17,833            **
   Terence W. Thomas........................           16,200            **
   NAMED EXECUTIVE OFFICERS
   ------------------------
   Nelson W. Armstrong, Jr..................           79,397            **
   Neil A. Ciarfalia........................           22,666            **
   Meridith P. Sipek........................           46,000            **
   All Directors and Executive Officers as a
    group (14 persons)......................        1,979,035           4.4%

--------
  * Including, for Mr. Norton, 13,000 shares held by a self-directed pension plan; for Mr. Rosow, 400 shares held in an estate of which Mr. Rosow is the independent executor and in which he disclaims any beneficial interest; for Messrs. Carson, Norton, Rosow, Snell and Thomas 14,000 shares each, for Mr. Bohle 13,000 shares, for Mrs. Faiss 8,000 shares, and for Mrs. Temen 10,000 shares, which they may acquire by the exercise of stock options within 60 days; for Messrs. Haddock, Rubeli, Armstrong, Ciarfalia and Sipek, 657,610, 772,610, 70,000, 16,666, and 40,000 shares, respectively, which they may acquire by the exercise of stock options within 60 days; and for the Directors and executive officers as a group (14 persons), 1,690,386 shares, which they may acquire by the exercise of options within 60 days.

 ** Less than 1% of the outstanding shares of Common Stock.

                         THE BOARD AND ITS COMMITTEES

  The Board has standing Audit, Compensation and Stock Option, Executive, Finance and Nominating committees.

  The Audit Committee is comprised of Mrs. Faiss, Mrs. Temen and Messrs. Norton, Rosow and Snell. This Committee is responsible for reviewing the audit's scope, timing and fee arrangements with Aztar's independent public accountants; reviewing the audit findings and other financial data submitted by both the Company's internal auditors and its independent public accountants; and presenting such findings to the Board.

  The Compensation and Stock Option Committee is comprised of Mrs. Faiss and Messrs. Carson, Norton, Rosow and Thomas. Its responsibilities include reviewing the executive compensation programs for Aztar's senior executive officers, including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

  The Executive Committee is comprised of Messrs. Haddock, Rubeli and Snell. The Executive Committee may act for the full Board of Directors in situations in which the Board delegates such authority to the Executive Committee or in situations in which the Executive Committee finds that emergency circumstances justify expedited action.

  The Finance Committee is comprised of Messrs. Bohle, Carson, Haddock, Snell and Thomas. Its responsibilities include reviewing the various financial activities of the Company and presenting its findings to the Board.

  The Nominating Committee is comprised of Mrs. Temen and Messrs. Bohle, Carson, Norton, Rubeli and Snell. The duties of the Nominating Committee are to nominate persons for election or re-election to the Board of Directors. The Nominating Committee may consider proposed nominees for Directors which are forwarded by Shareholders to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

  During 1997 the Board of Directors held seven meetings. The Audit Committee held seven meetings, the Compensation and Stock Option Committee held four meetings, the Finance Committee held two meetings, the Nominating Committee held three meetings, and there were no meetings of the Executive Committee. No Director attended less than 75 percent of the meetings of the Board and committees of which he/she was a member.

                            EXECUTIVE COMPENSATION

  The following table sets forth the annual compensation paid and accrued by the Company for services rendered during each fiscal year presented, for the chief executive officer and the next four most highly compensated executive officers of the Company (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                   ----------------------------
                                        ANNUAL COMPENSATION                   AWARDS
                                 --------------------------------- ----------------------------
                                                                     RESTRICTED    SECURITIES    ALL OTHER
NAME AND PRINCIPAL        FISCAL SALARY  BONUS     OTHER ANNUAL        STOCK       UNDERLYING   COMPENSATION
POSITION                   YEAR  ($)(1)   ($)   COMPENSATION($)(2) AWARD(S)($)(3) OPTIONS(#)(4)    ($)(5)
------------------        ------ ------- ------ ------------------ -------------- ------------- ------------
Paul E. Rubeli             1997  519,435  -0-                           -0-          150,000         737
  Chairman of the Board,   1996  539,090  -0-                           -0-            -0-         1,290
  President and Chief      1995  515,878  -0-                         585,000          -0-         1,232
  Executive Officer

Robert M. Haddock          1997  405,930  -0-                           -0-          125,000         737
  Executive Vice           1996  421,220  -0-                           -0-            -0-         1,290
   President               1995  403,163  -0-                         429,000          -0-         1,232
   and Chief Financial
   Officer

Nelson W. Armstrong, Jr.   1997  162,508 15,531                         -0-           20,000       2,201
  Vice President,          1996  162,200 15,500                         -0-            -0-         1,290
  Administration &         1995  151,191  -0-                         117,000          -0-         1,232
  Secretary

Neil A. Ciarfalia          1997  147,911 14,071       90,432            -0-           10,000       2,239
  Treasurer                1996  145,469 13,827       53,269            -0-            -0-           625
                           1995  104,877  -0-         42,903           54,750          -0-          -0-

Meridith P. Sipek          1997  146,977 13,978                         -0-           15,000       2,220
  Controller               1996  146,315 13,912                         -0-            -0-         1,197
                           1995  133,709  -0-                         117,000          -0-         1,120

-------
(1) The 1997 fiscal year included 26 pay periods as compared to 27 pay periods in the 1996 fiscal year and 26 pay periods in the 1995 fiscal year. Mr. Ciarfalia became employed by the Company during 1995.

(2) Reimbursement of relocation expenses: 1997 $79,168; 1996 $49,235; 1995 $38,840.

(3) Restricted Stock Holdings: The number of restricted shares of Common Stock held at fiscal year-end 1997 and the value of such holdings, based on the number of shares awarded times the closing market price at fiscal year-end, is 10,000 shares and $63,750 for Mr. Rubeli; 7,334 shares and $46,754 for Mr. Haddock; 2,000 shares and $12,750 for Mr. Armstrong; 2,000 shares and $12,750 for Mr. Ciarfalia; and 2,000 shares and $12,750 for Mr. Sipek. Time-based restricted shares vest equally over a three-year period from the date of grant (one-third on each anniversary date); performance-based restricted shares vest when certain preestablished price levels of the Common Stock are achieved; and both classes are eligible to receive dividends, if dividends are declared and paid.

(4) Grant of nonqualified stock options under the Aztar Corporation 1989 Stock Option and Incentive Plan (the "1989 Plan").

(5) Commencing July 1, 1997, the Company initiated a limited matching contribution to its defined contribution savings plan based on eligible compensation from July 1, 1997. The Named Executive Officers participate in the plan. The amounts credited to the Named Executive Officers' accounts in 1997 were $-0- for Mr. Rubeli; $-0- for Mr. Haddock; $1,464 for Mr. Armstrong; $1,527 for Mr. Ciarfalia; and $1,512 for Mr. Sipek. With the exception of Mr. Ciarfalia who is forty percent vested, the other Named Executive Officers are one hundred percent vested. Under the provisions of the Aztar Employee Stock Ownership Plan (the "Aztar ESOP"), shares of Aztar's Series B ESOP Convertible Preferred Stock that were purchased by the Aztar ESOP with the proceeds of a loan are allocated to participating employees' accounts on a pro rata basis on relative compensation with some limitations. In addition, as long as the loan is outstanding, cash dividends on the Preferred Stock are to be utilized for loan repayments. The value of the cash dividends on the Preferred Stock held in a participant's account that are used for loan repayments is replaced by

   Preferred Stock of an equal value. The value of the Preferred Stock is the greater of the latest appraisal value of the Preferred Stock, the value of the conversion of the Preferred Stock into Common Stock at 10.5764 shares of Common Stock for each share of Preferred Stock, or $100.00 for each share of Preferred Stock, the liquidation preference. The latest appraised value of the Preferred Stock is $104.00 per share. Participant accounts are generally payable only on termination of employment or on retirement. The following shares of Preferred Stock and the approximate value that were credited to the Named Executive Officers' accounts in 1997 (other than shares attributable to dividends from such accounts) were approximately 7 shares ($737) for Mr. Rubeli; 7 shares ($737) for Mr. Haddock; 7 shares ($737) for Mr. Armstrong; 7 shares ($712) for Mr. Ciarfalia; and 7 shares ($708) for Mr. Sipek. Subject to compensation limits and plan eligibility, similar allocations were made to the Named Executive Officers' accounts in 1996 and 1995.

                STOCK OPTIONS GRANTED IN LAST FISCAL YEAR TABLE

  The following table reflects certain information regarding nonqualified stock options granted in the last fiscal year to the Named Executive Officers.

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                    PERCENT OF
                         NUMBER OF    TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE
                          OPTIONS   EMPLOYEES   OR BASE             GRANT DATE
                          GRANTED   IN FISCAL    PRICE   EXPIRATION   PRESENT
NAME                       (#)(1)      YEAR    ($/SH)(2)    DATE    VALUE($)(3)
----                     ---------- ---------- --------- ---------- -----------
Paul E. Rubeli..........  150,000      31.1      7.00     5/22/07     347,991
Robert M. Haddock.......  125,000      25.9      7.00     5/22/07     289,992
Nelson W. Armstrong,
 Jr. ...................   20,000       4.2      7.00     5/22/07      46,398
Neil A. Ciarfalia.......   10,000       2.1      7.00     5/22/07      23,200
Meridith P. Sipek.......   15,000       3.1      7.00     5/22/07      34,799

--------
(1) All options were granted under the 1989 Plan. Options vest over a three-year period, and vesting accelerates under the change of control provisions of the 1989 Plan.

(2) Exercise price equals fair market value on date of grant.

(3) The value has been calculated using the Black-Scholes stock option valuation methodology. The model assumed a stock price volatility factor of .29, a risk-free interest rate of 6.56% and no dividends. The options have an exercise period of ten years; however, the estimated effective option life for each person is five years from the date of the grant.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUE TABLE

  The following table sets forth for the Named Executive Officers the aggregate number of option exercises and the value realized on such options exercised, based on the difference between the fair market value of a share of Common Stock at the exercise date less the applicable exercise price and the aggregate number of exercisable and unexercisable options held at fiscal year-end and the value of such options based on the market value of a share of Common Stock at year-end less the applicable exercise price.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                        OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                            SHARES                        FY-END (#)               AT FY-END ($)
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
        NAME             EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
        ----             ------------ ------------ ------------------------- -------------------------
Paul E. Rubeli..........     -0-          -0-           772,610/150,000             1,845,986/0
Robert M. Haddock.......     -0-          -0-           657,610/125,000             1,552,111/0
Nelson W. Armstrong,
Jr......................     -0-          -0-            70,000/20,000                186,750/0
Neil A. Ciarfalia.......     -0-          -0-            16,666/18,334                      0/0
Meridith P. Sipek.......    15,000       55,900          40,000/15,000                 91,200/0

SUPPLEMENTAL RETIREMENT PLANS

  In connection with the Restructuring, the Company assumed certain of the obligations of Ramada for a deferred compensation program designed to provide supplementary retirement benefits to certain executive officers and to certain key employees. Certain of the executive officers of the Company participated in the deferred compensation program. The maximum available benefit (payable over 15 years commencing with the participant's retirement at or after age 65) is 15% of his expected salary at age 65 (determined by assuming annual increases in salary at the time of electing to participate at the compounded rate of 6%). As a result of the Restructuring completed in 1989, participants are fully vested in their accrued benefits. The annual benefits payable upon retirement at age 65 are $124,504 for Mr. Rubeli; $85,944 for Mr. Haddock; $42,069 for Mr. Armstrong; and $40,944 for Mr. Sipek.

  The Company has a Nonqualified Retirement Plan for Senior Executives to supplement the retirement income for certain executives selected at the discretion of the Board of Directors. The non-funded plan provides that such an executive upon retirement at age 65 will receive annually 50% of the average of the last five full years of compensation from the Company less any amounts received under an Aztar tax-qualified defined benefit plan and primary Social Security. Messrs. Rubeli and Haddock are participants in the plan and the estimated annual benefits payable upon retirement at age 65 based on actuarial assumptions are $579,783 for Mr. Rubeli and $466,394 for Mr. Haddock.

COMPENSATION OF DIRECTORS

  Directors who are not full-time employees of the Company are each paid $30,000 per year and are reimbursed for any expenses incurred in attending Directors' meetings. In addition, each such nonemployee Director receives a fee of $1,000 for attending each Directors' meeting and $750 for attending each committee meeting; committee chairpersons receive an additional $500 for each committee meeting attended.

  In addition, nonemployee Directors are granted an option to purchase 5,000 shares of Common Stock when first appointed to the Board and are entitled to receive annually on the day after the Annual Meeting of Shareholders options to purchase 3,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on such dates.

  In connection with the Restructuring, the Company has assumed the obligations of Ramada for a deferred compensation plan for those Directors who were not employed by the Company. Under the Directors' Deferred Compensation Program (the "Directors' Program"), a monthly benefit will be paid for a period of 10 years beginning at the later of age 70 or the cessation of the directorship. Benefits vest fractionally each month during the first five years of participation; however, Directors who were age 65 upon entering the Directors' Program, or who would reach age 65 during the vesting period, would be fully vested at that time. Normal benefits payable are based on the amount of the initial deferral and the number of years of participation from entry into the Directors' Program until age 70. All of the nonemployee Directors of Ramada participated in the Directors' Program. As a result of the Restructuring, participants are fully vested in their accrued benefits. Participants were given a one-time irrevocable election to receive a lump sum cash payment of the present value of their benefits in lieu of the 120 monthly installments currently provided in the agreements. The annual benefits payable, upon cessation of the directorship, for those Directors who elected not to receive the cash payment are: $45,039 for Mr. Norton and $11,424 for Mr. Rosow.

SEVERANCE AGREEMENTS

  In connection with the Restructuring, the Company has assumed the obligations of Ramada under the severance agreements (the "Severance Agreements") with Messrs. Rubeli, Haddock, Armstrong and Sipek and certain other key employees. The Severance Agreements set forth the terms and conditions of each such executive's termination of employment with the Company following a "change in control". During 1995, the Severance Agreements were rewritten as Aztar Agreements, and Mr. Ciarfalia received a similar "change in control" agreement. The new Severance Agreements provide for the payment of severance benefits to the executive officer if his employment is terminated either by the Company without "cause" (as defined) or by the executive with "good reason" (as defined), which includes the assignment to the executive of duties inconsistent with his prior status or a reduction in his base salary or benefits. Upon such termination with respect to any of the executives, the benefits described below would become payable to such executives.

  In the case of Messrs. Rubeli and Haddock, severance benefits consist of a lump-sum cash payment, payable within 13 days after termination of employment, equal to three times the sum of the executive's annual base salary plus the average bonuses awarded to him in the three years preceding termination of employment, cash-out of outstanding options and vesting and distribution of any restricted stock. The other executive officers would receive twice their annual base salary plus average bonus, plus the other described benefits. The Company would also maintain employee insurance benefits plans in effect for the executives' continued benefit, or provide substantially equivalent benefits, for two years. Except in the case of the severance benefits of Messrs. Rubeli and Haddock, the amount of the severance benefits is limited to the amount that would be deductible by the Company under the federal tax laws. Based upon current salary levels, the appropriate lump-sum cash payment that would be payable under the Severance Agreements to Messrs. Rubeli, Haddock, Armstrong, Ciarfalia and Sipek if their employment is terminated, excluding any payment relating to stock options or restricted stock, would be $1,558,305 for Mr. Rubeli; $1,217,790 for Mr. Haddock; $359,568 for Mr. Armstrong; $327,838 for Mr. Ciarfalia, and $327,834 for Mr. Sipek.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended 1997, the Compensation and Stock Option Committee (the "Compensation Committee") was comprised of Mrs. Faiss and Messrs. Carson, Norton, Rosow and Thomas. Mr. A. Sam Gittlin was a member of the Compensation Committee and the Board of Directors up to October 1997.

BOARD COMPENSATION COMMITTEE REPORT

  During the Company's last fiscal year the Compensation Committee held four meetings. The functions performed by the Compensation Committee include reviewing the executive compensation programs for the senior executive officers, including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

  Upon the completion of the Restructuring and the commencement of operations of Aztar (a new company in a new industry group), the Compensation Committee, in conjunction with outside consultants, studied various executive compensation practices of companies in the early stages of their respective life cycle, of companies of a similar size, and of companies in the same industry, including, but not limited to, all of the companies that comprised the Dow Jones Casino Index at that time. The Dow Jones Casino Index is utilized in the Performance Graph set forth in the following subsection. The Compensation Committee concluded that an appropriate compensation package for the chief executive officer and the senior management group at such stage of the Company's development should be comprised of an ownership interest; a base salary; and an annual incentive bonus based on the Company's financial performance. The Compensation Committee believed that such a package would compensate executives in a manner that rewarded both current performance and long-term performance and would provide the executive with a financial interest in the success of the Company similar to the interests of the Company's Shareholders. The Compensation Committee also concluded that the total compensation should be at a level for each executive which would allow the Company to attract and retain talented executives whose services are necessary to ensure the continued success of the Company.

  Based on the results of the above-mentioned study, the Compensation Committee set a base salary for the chief executive officer in mid-1990 which increased his base salary to a level that was more in line with the comparable compensation of the chief executive officers and/or division heads of other casino companies. At such time, base salaries were also set for the other executive officers. Only modest adjustments to the base salaries of the chief executive officer and the other executive officers have been made since that time. A bonus plan was also established for the chief executive officer; similar plans were established for the other executive officers. The bonus plans are based on the degree to which the Company meets certain goals set by the

Compensation Committee based on the annual profitability of the Company (defined as total Company income before income taxes), which may lead to accrual of bonuses which may not exceed stated maximum percentages of base salaries (up to 90% effective with the 1995 bonus year for the chief executive officer, among others). Notwithstanding the pre-established performance targets, the Compensation Committee at its discretion may award up to the maximum bonus available to a specific officer(s) under the plan, based on subjective factors such as outstanding performance by an officer in his specific area of responsibility. Bonuses, if earned, are payable as soon as practicable after each fiscal year-end. In order to provide the senior management group (approximately 26 persons including the chief executive officer and the other executive officers) with an ownership interest, an initial grant of nonqualified stock options and restricted stock (both vesting equally over a three-year period) was made upon and shortly following the completion of the Restructuring. A second grant of options to the senior management group and of options and restricted stock to the executive officers was made in December 1991. No grants were made to the executive officers in 1992, 1993 or 1994.

  With the continued proliferation of gaming across the country, there has been a significant demand for experienced senior executives in the gaming industry. After four years of relative stability, the senior management group experienced over a thirty percent turnover in a two-year period. As a result, the Committee again retained the services of an independent compensation consultant in late 1994 (which engagement continued in 1995). The study indicated that the Company's direct compensation levels were consistently below industry median practices. However, considering the continuing pressures on earnings and cash flows and wanting to maintain compensation packages that are performance related, it was decided to maintain the restrictions in place on salary adjustments and therefore, only nominal salary increases were made. In addition, the maximum percentages of base salaries utilized for bonus accruals were increased, and an additional grant of time-based restricted stock (restricted shares vest equally over a three-year period from the date of grant--one-third on each anniversary date) to certain members of the senior management group including the executive officers, and a grant of performance-based restricted stock (restrictions vest when certain preestablished price levels of the Common Stock are achieved) to the executive officers was made in February 1995. No grants were made to the executive officers in 1996.

  The Committee retained the services of an independent compensation consultant in early 1997. In May 1997 a grant of nonqualified stock options was made to certain members of the senior management group including the executive officers.

  Based on the Company's 1997 income, no bonuses were paid to the chief executive officer and the executive vice president and chief financial officer for the 1997 bonus plan year. Based on individual performances, the other executive officers received discretionary bonuses for the 1997 bonus plan year.

  The Compensation Committee does not anticipate that any of the compensation payable to the Named Executive Officers in 1997 or the coming year will exceed the limits on deductibility set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to review this issue.

  The executive compensation policies and procedures that were established after the Restructuring have remained constant. The Compensation Committee may periodically engage outside consultants to provide updated information on compensation practices in general as well as in the industry. As described above, during 1989, 1990, 1994, 1995 and 1997, the Committee retained the services of an independent compensation consultant.

                                          By Compensation and Stock Option
                                           Committee

                                          Edward M. Carson
                                          Linda C. Faiss
                                          John R. Norton, III
                                          Robert S. Rosow
                                          Terence W. Thomas

                   COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return from December 31, 1992 to January 1, 1998, of the Company, the Standard & Poor's 500 Index and the Dow Jones Casino Industry Group. The graph assumes an investment of $100 on December 31, 1992 in each of Common Stock, the stocks comprising the Standard & Poor's 500 Index and the stocks comprising the Dow Jones Casino Industry Group. In 1995 and again in 1997, the companies that comprised the Dow Jones Casino Industry Group were revised.

AZTAR TOTAL CUMULATIVE RETURN VS.
DOW JONES CASINO INDEX,
STANDARD & POORS 500 STOCK INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period
(Fiscal Year Covered)        AZTAR          DJCI         S&P 500
---------------------        -----          ----         -------
Measurement Pt- 12/31/92     $100.0         $100.0       $100.0
FYE  12/30/93                $ 89.7         $152.6       $107.6
FYE  12/29/94                $ 79.3         $117.7       $105.8
FYE  12/28/95                $106.9         $151.0       $140.9
FYE  01/02/97                $100.0         $170.1       $169.2
FYE  01/01/98                $ 87.9         $150.0       $222.7

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

  The cost of this solicitation will be borne by the Company. The solicitation of proxies will be made primarily by mail. Regular employees of the Company may solicit proxies by telephone or telegraph or in person. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. The Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending proxies and proxy materials to principals. In addition, the Company has retained Beacon Hill Partners to assist in the solicitation of proxies at an estimated cost of $5,500.

  Representatives of Coopers & Lybrand L. L. P. will be present at the Meeting and will be available to respond to appropriate questions from the Company's Shareholders. The representatives will have an opportunity to make a statement at the Meeting if they desire to do so.

  Unless otherwise required by law or the Company's Certificate of Incorporation or By-Laws, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of any matter other than the election of Directors which properly comes before the Meeting or any adjournments or postponements thereof. Under applicable Delaware law, in determining whether any such other matter has received the affirmative vote of the requisite number of shares of Common Stock, (i) abstentions will be counted and will have the same effect as a vote against such other matter,
(ii) to the extent that applicable stock exchange rules provide the broker with discretionary authority with respect to such matter, broker non-votes will be counted and will have the same effect as a vote against such other matter and (iii) to the extent that applicable stock exchange rules do not provide the broker with discretionary authority with respect to such matter, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

  As previously disclosed, the Company's By-Laws require shareholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. This By-Law provision requires shareholders to provide the Company with notice of their intent to nominate directors or to propose new business at an Annual Meeting not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if the Annual Meeting is not held within 30 days of the date of the immediately preceding Annual Meeting, then shareholders must provide advance notice to the Company within 10 days after notice or prior public disclosure of the Annual Meeting is given or made to shareholders.

  The Company's 1997 Annual Meeting was held on May 22, 1997, and the 1998 Annual Meeting is scheduled to be held on May 12, 1998, which is within 30 days of the anniversary date of the 1997 Annual Meeting. Accordingly, assuming the 1998 Annual Meeting is held as scheduled, notice of a proposed director nomination or new business to be brought before the 1998 Annual Meeting must have been received in proper form on or after February 21, 1998, and on or prior to March 23, 1998. In addition, assuming the 1998 Annual Meeting is held as scheduled and the 1999 Annual Meeting of Shareholders is held within 30 days of May 12, 1999, notice of a proposed director nomination or new business to be brought before the 1999 Annual Meeting must be received in proper form on or after February 11, 1999, and on or prior to March 13, 1999.

  In accordance with federal securities laws, proposals to be submitted by shareholders for consideration at the Company's next Annual Meeting and inclusion in the Company's 1999 Proxy Statement must be received by the Company at its executive offices in Phoenix, Arizona, not later than November 29, 1998.

-------------------------------------------------------------------------------

                               AZTAR CORPORATION

PROXY
                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 12, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Paul E. Rubeli and Nelson W. Armstrong, Jr., and each of them, with full power of substitution, attorneys and proxies, to represent and to vote all shares of Common Stock, par value $.01 per share ("Aztar Common Stock"), of Aztar Corporation ("Aztar") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 1998 at 11:00 a.m., local time, at The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona (the "Meeting") and at any adjournments or postponements thereof, as directed on the reverse side of this proxy, with all powers the undersigned would possess if personally present at the Meeting.

       THE BOARD OF DIRECTORS OF AZTAR RECOMMENDS A VOTE FOR PROPOSAL 1.
                                                         ---

 IF RETURNED CARDS ARE SIGNED AND DATED BUT NOT MARKED, YOU WILL BE DEEMED TO
                          HAVE VOTED FOR PROPOSAL 1.
                                     ---

        THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO SPECIFICATIONS ARE MADE, YOUR SHARES WILL BE VOTED FOR PROPOSAL 1. BROKER NON-VOTES WILL BE DISREGARDED. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. A MAJORITY OF THE NAMED PROXIES, OR ANY SUBSTITUTE OR SUBSTITUTES, WHO SHALL BE PRESENT AND ACT AT THE MEETING (OR IF ONLY ONE SHALL BE PRESENT AND ACT, THEN THAT ONE) SHALL HAVE ALL THE POWERS OF THE NAMED PROXIES HEREUNDER.

                         (PLEASE SIGN ON REVERSE SIDE)

-------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --


                                [LOGO OF AZTAR]

--------------------------------------------------------------------------------

                                                                Please mark
                                                                 your votes [X]
                                                                as indicated
                                                               in this example

       THE BOARD OF DIRECTORS OF AZTAR RECOMMENDS A VOTE FOR PROPOSAL 1.
                                                         ---


1. The election as directors of all nominees listed below (except as marked to the contrary):

                             FOR         WITHHOLD AUTHORITY
                         all nominees        to vote for
                         listed below     all nominees below
                              [_]                [_]


   Edward M. Carson, John R. Norton, III, Robert S. Rosow and Richard Snell (to withhold authority to vote for any individual nominee, check the "FOR all nominees" box above and write that nominee's name in the space provided below.)

   --------------

2. With discretionary power upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.


Signature(s) ____________________________   Date ______________________________
NOTE: (Please sign as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such.)

IF RETURNED CARDS ARE SIGNED AND DATED BUT NOT MARKED, THE UNDERSIGNED WILL BE DEEMED TO HAVE VOTED FOR PROPOSAL 1 AND TO HAVE APPOINTED THE PROXIES WHOSE
                     ---
NAMES APPEAR ON THE FACE HEREOF TO VOTE ON SUCH OTHER MATTERS AS MAY BE PROPERLY BEFORE THEM.


PROXIES CAN ONLY BE GIVEN BY SHAREHOLDERS OF RECORD ON MARCH 24, 1998: PLEASE SIGN YOUR NAME BELOW EXACTLY AS IT APPEARS HEREON. WHEN SHARES OF AZTAR STOCK ARE HELD OF RECORD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS
ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
--------------------------------------------------------------------------------

                          -- FOLD AND DETACH HERE --